Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement,  dated January 17, 1996,
     (To Prospectus  Supplement,  dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

         The terms of the Federal Funds Rate Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:
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
Title of Notes:          Federal Funds Rate Notes Due July 17, 1998
                         (the "Notes").
Aggregate
  Principal Amount:       $100,000,000.00.

Issue Date:               January 22, 1996.

Stated Maturity Date:     July 17, 1998.

Interest Rate Index:      Federal Funds Effective Rate.

Spread:                   Plus 20.0 basis points (0.20%).

Initial Interest
   Rate:                  Federal Funds Effective Rate plus 0.20%, based on the rate prevailing on the Market Day preceding the Issue Date.

Interest Rate:            For each Interest Rate Reset Period, Federal Funds
                          Effective Rate plus 0.20%, determined as of the related
                          Interest Determination Date or, in the case of the Initial
                          Interest Rate, on the Issue Date, based on the rate
                          prevailing on the Market Day preceding the Issue Date. The
                          Interest Rate applicable with respect to each day other
                          than a Market Day shall be that applicable to the
                          immediately preceding Market Day.

Interest Commencement
    Date:                  January 22, 1996.

Interest Payment
   Dates:                 Quarterly, on the 17th day of January, April, July and
                          October (subject to modified following business day
                          convention), commencing April 17, 1996, and at the Stated
                          Maturity Date.

Interest Rate
  Reset Period:           From and including each Interest Reset Date to, but
                          excluding, the next succeeding Interest Reset Date or the
                          Stated Maturity Date, as the case may be.

Interest Reset
  Dates: Each Market Day, commencing January 22, 1996, to but excluding the Stated Maturity Date.

Interest
 Determination Dates:     The Market day immediately preceding each Interest Reset
                          Date.

Index Maturity:           Daily.

Calculation Dates:        The earlier of (1) the 10th calender day following each
                          Interest Determination Date, provided such day is a
                          Business Day, if not, then the next succeeding Business
                          Day, or (2) the Market Day next preceding the related
                          Interest Payment Date or the Stated Maturity Date, as the
                          case may be.

Redemption:               The Notes are not subject to redemption prior to the
                          Stated Maturity Date.

Sinking Fund:             The Notes are not subject to any sinking fund.

Regular Record Dates:     The date that is 15 calendar days prior to the related
                          Interest Payment Date.

Calculation Agent:        Citibank, N.A.

Selling Agent:            CS First Boston Corporation, as Principal.

Commission:               .115%.

Price to Public:          100%.

CUSIP Number:             17303 LQY 0.

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